Exhibit 4.46

SUPPLEMENTAL AGREEMENT

dated

 25 February 2019

between

SIBANYE GOLD LIMITED

STILLWATER MINING COMPANY

KROONDAL OPERATIONS PROPRIETARY LIMITED

SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED

and

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY

as Agent

Baker & McKenzie
1 Commerce Square

39 Rivonia Road
Sandhurst, Sandton
Johannesburg
South Africa

www.bakermckenzie.com

Execution Version

Table of contents

1.	DEFINITIONS AND INTERPRETATION	1

2.	AMENDMENT	1

3.	CONSENT FEE	3

4.	REPRESENTATIONS	3

5.	CONFIRMATION OF GUARANTEES	4

6.	MISCELLANEOUS	4

7.	GOVERNING LAW	4

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Supplemental Agreement

This Agreement is dated  25 February 2019 and is made

Between:

SIBANYE GOLD LIMITED;  STILLWATER MINING COMPANY;

KROONDAL OPERATIONS PROPRIETARY LIMITED;

SIBANYE RUSTENBURG PLATINUM MINES PROPRIETARY LIMITED; and

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY, as agent of the other Finance Parties (Agent).

Recitals

A.         This Agreement is supplemental to and amends the US$600,000,000 revolving credit facility agreement dated 6 April 2018 between, among others, the Parties as amended by a supplemental agreement dated 15 January 2019 (the Facility Agreement).

B.          The Majority Lenders (as defined in the Facility Agreement) have consented to the amendments to the Facility Agreement contemplated by this Agreement. Accordingly the Agent is authorised to execute this Agreement on behalf of the Finance Parties.

THE PARTIES AGREE AS FOLLOWS:

1.          DEFINITIONS AND INTERPRETATION

1.1        Definitions

In this Agreement:

Amended Facility Agreement means the Facility Agreement as amended by this Agreement.

Effective Date means the date on which the Agent receives payment in full of the consent fee pursuant to Clause 3 (Consent fee).

Party means a party to this Agreement.

1.2        Construction

(a)         Capitalised terms defined in the Facility Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement

(b)         The provisions of clauses 1.2 (Construction), 1.4 (Third party rights) and 41 (Enforcement) of the Facility Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Facility Agreement are to be construed as references to this Agreement.

2.          AMENDMENT

Subject to receipt by the Agent of the consent fee pursuant to clause 3 (Consent fee), the Parties hereby agree to amend the Facility Agreement with effect from the Effective Date by:

(a)         amending the definition of "Margin" to read:

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Margin means

(a)         1.85% per cent. per annum; or

(b)         if Consolidated Net Borrowings to Consolidated EBITDA in respect of the most recent Measurement Period exceeds 2.50:1, 2% per annum,

provided that if, in respect of the Measurement Period ending on 31 March 2019, Consolidated Net Borrowings to Consolidated EBITDA exceeds 3.5:1 or Consolidated EBITDA to Consolidated Net Finance Charges falls below 4.0:1, the Margin that would otherwise apply under (a) or (b) above shall be increased by 0.25 % per annum until the receipt by the Agent of the Compliance Certificate for the following Measurement Period showing that the Obligors are in compliance with the financial covenants contained in clause 22.2 (General financial conditions) in respect of that Measurement Period.

However:

(i)         for the purpose of determining the Margin, Consolidated Net Borrowings to Consolidated EBITDA, Consolidated EBITDA to Consolidated Net Finance Charges and Measurement Period shall be determined in accordance with Clause 22.1 (Financial definitions);

(ii)        any increase or decrease in the Margin shall, subject to paragraph (iii) below, take effect and apply to each Loan borrowed after receipt by the Agent of the Compliance Certificate for the relevant Measurement Period pursuant to Clause 21.2 (Compliance Certificate);

(iii)       if, whilst an Event of Default is continuing, the Margin would otherwise be 1.85 % per annum, it shall be increased to 2 % per annum.

(b)        amending paragraph (a) of clause 21.2 (Compliance Certificate) to read:

The Company shall supply to the Agent, with each set of Financial Statements delivered pursuant to paragraph (a)(i), (b)(i) or (c)(i) of Clause 21.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) and any Margin adjustment (or, in the case of the Compliance Certificate supplied with the Financial Statements for the Financial Half-Year ended on 30 June 2019, computations as to any Margin adjustment in respect of the Measurement Period ending on 31 March 2019 only) and in each case specifying each Material Company as at the date as at which those Financial Statements were drawn up.

(c)         amending clause 22.2 (General financial conditions) of the Facility Agreement to read:

22.2      General financial conditions

The Obligors shall ensure that, for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, on each Measurement Date:

(a)         the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of the Measurement Period ending on the relevant Measurement Date shall be equal to or exceed 4:1; and

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(b)         the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on the relevant Measurement Date does not exceed:

(i)         if the Measurement Date falls during the period up to and including 31 December 2019, 3.50:1; or

(ii)        if the Measurement Date falls after 31 December 2019, 2.50:1,

except that, in respect of the Measurement Period ending on 31 March 2019, the Obligors shall not be obliged to comply with the financial covenants in (a) and (b) above.

3.          CONSENT FEE

By no later than 2 Business Days from the date of this Agreement, the Borrower shall pay to the Agent (for the account of each Lender) a consent fee in an amount of 0.05% of that Lender's Commitment.

4.          REPRESENTATIONS

4.1        Representations

The representations and warranties set out in this Clause are made by each Obligor to the Agent (on behalf of the Finance Parties). References in this Clause to it or its include, unless the context otherwise requires, each Obligor.

4.2        Binding obligations

The obligations expressed to be assumed by it in this Agreement are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

4.3        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(a)         any law or regulation applicable to it;

(b)         its constitutional documents; or

(c)         any material agreement or instrument which is binding on it or any of its assets.

4.4        Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

4.5        Validity and admissibility in evidence

All Authorisations required:

(a)        to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement; and

(b)        for the validity or enforceability of this Agreement or to make this Agreement admissible in evidence in its jurisdiction of incorporation,

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have been obtained or effected and are in full force and effect.

4.6        Facility Agreement

Each Obligor confirms to the Agent that, on the Effective Date, the Repeating Representations:

(a)        are true; and

(b)        would also be true if references to the Facility Agreement are construed as references to the Amended Facility Agreement.

In each case, each Repeating Representation is applied to the facts and circumstances then existing.

5.          CONFIRMATION OF GUARANTEES

Each Guarantor confirms that its guarantee, indemnity and undertaking continues in full force and effect on the terms of the guarantee, indemnity and undertaking contained in clause 19 (Guarantee and indemnity) of the Facility Agreement.

6.          MISCELLANEOUS

(a)         Each of this Agreement and the Amended Facility Agreement is a Finance Document.

(b)         Subject to the terms of this Agreement, the Facility Agreement will remain in full force and effect and, from the Effective Date, the Facility Agreement and this Agreement will be read and construed as one document.

(c)         Except to the extent expressly stated in this Agreement, no waiver is given by this Agreement, and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, a Finance Document.

7.          GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

[Remainder of this page intentionally blank. Signature pages follow thereafter.]

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Sibanye Gold Limited

By:	/s/ Charl Keyter

Name:	Charl Keyter

Title:	CFO

Date:	25 February 2019

Stillwater Mining Company

By:	/s/ Charl Keyter

Name:	Charl Keyter

Title:	CFO

Date:	25 February 2019

Kroondal Operations Proprietary Limited

By:	/s/ Charl Keyter

Name:	Charl Keyter

Title:	CFO

Date:	25 February 2019

Sibanye Rustenburg Platinum Mines Proprietary Limited

By:	/s/ Charl Keyter

Name:	Charl Keyter

Title:	CFO

Date:	25 February 2019

Bank of America Merrill Lynch International Designated Activity Company

By:	/s/ Kevin Day

Name:	Kevin Day

Title:	Vice President

Date:	25 February 2019